UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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INFOLOGIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InfoLogix, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2007

The Annual Meeting of Stockholders of InfoLogix, Inc. will be held on Tuesday, June 12, 2007 at 11:00 a.m. at the InfoLogix corporate office at 101 E. County Line Road, Suite 210, Hatboro, Pennsylvania, 19040 for the following purposes:

(1)         To elect nine directors;

(2)         To ratify the selection of McGladrey & Pullen LLP as our independent auditor for 2007; and

(3)         To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 24, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please complete, sign, and date the enclosed proxy and return it promptly so that your shares may be voted. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

JOHN A. ROBERTS
Secretary

Hatboro, Pennsylvania
April 30, 2007

InfoLogix, Inc.

101 E. County Line Road

Suite 210

Hatboro, PA 19040

http://www.infologixsys.com

PROXY STATEMENT

April 30, 2007

The Annual Meeting of Stockholders of InfoLogix, Inc. will be held on Tuesday, June 12, 2007 at 11:00 a.m. at the InfoLogix corporate office at 101 E. County Line Road, Suite 210, Hatboro, Pennsylvania, 19040. We are mailing this Proxy Statement on or about April 30, 2007 to each holder of InfoLogix’s issued and outstanding shares of common stock entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We have mailed our Annual Report to Stockholders for the fiscal year ended December 31, 2006 together with this Proxy Statement. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

We have fixed the close of business on April 24, 2007 as the record date for the Annual Meeting. All holders of record of InfoLogix’s shares of common stock at that time are entitled to notice of and are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, 23,995,663 shares of common stock were outstanding.

VOTING AND REVOCABILITY OF PROXIES

It is important that your shares be voted at the Annual Meeting. Whether or not you expect to attend the meeting in person, please complete, sign, date, and return the enclosed proxy card in the accompanying envelope so that your shares will be represented. The envelope is addressed to our transfer agent and requires no postage. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you receive more than one proxy card because you have multiple accounts, you should sign and return all proxies received, or submit all proxies by telephone or by Internet, to be sure all of your shares are voted.

On each matter subject to a vote at the Annual Meeting and any adjournment or postponement of the meeting, each record holder of shares of common stock will be entitled to one vote per share. With respect to the election of directors, assuming a quorum is present, the nine nominees receiving the highest number of votes cast at the meeting will be elected directors. With respect to the ratification of the selection of McGladrey & Pullen, LLP as our independent auditor for 2007, assuming a quorum is present, the proposal will be approved if a majority of the shares present in person or by proxy and casting a vote on the proposal vote “FOR” the proposal. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

You may vote your shares at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, whether by completing and returning a proxy card or by submitting your instructions by telephone or by Internet, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all directors nominated by our Board of Directors, and “FOR” the ratification of McGladrey & Pullen, LLP as our independent auditor. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing an instrument revoking it with our secretary or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

Some banks, brokers, and other nominee record holders might be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling us as follows: by writing to Attention, Investor Relations, 101 E. County Line Road, Suite 210, Hatboro, PA 19040; or by calling 215-604-0691. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to stockholders. In addition to solicitation by mail, certain directors, officers, and employees of InfoLogix and its subsidiaries may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Directors.

PROPOSAL ONE—
ELECTION OF DIRECTORS

Our bylaws require our Board of Directors to consist of no less than three directors and vest our Board of Directors with the power to increase or decrease the number of directors serving at any time. Our Board of Directors has fixed the number of directors serving on our Board of Directors at nine. Our Board of Directors has nominated David T. Gulian, Wayne D. Hoch, Richard D. Hodge, Thomas C. Lynch, Thomas O. Miller, Warren V. Musser, Jake Steinfeld, Richard A. Vermeil, and Craig A. Wilensky whose terms will expire at the 2008 Annual Meeting, or when their respective successors have been duly elected and have qualified.

If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy have discretionary authority to vote for a substitute or substitutes, unless our Board of Directors reduces the number of directors to be elected.

Nominations for election to the office of director at any annual or special meeting of stockholders are made by our Board of Directors. If the number of persons properly nominated is fewer than the number of persons to be elected to the office of director at the meeting, nominations for the director positions that would not otherwise be filled may be made at the meeting by any person entitled to vote in the election of directors.

Nominees for Director

Set forth below is biographical information concerning the persons nominated for election as directors of InfoLogix, Inc.:

David T. Gulian, 42, co-founded InfoLogix in 2001 and serves as our President and Chief Executive Officer. Mr. Gulian has served as a member of our Board of Directors since November 2006 and as a member of the Board of Directors of InfoLogix Systems Corporation since 2001. Mr. Gulian has over 20 years of industry experience with leading information technology and enterprise mobility firms. Mr. Gulian founded, and from 1996 to 2001 served as President of, Prologix, a provider of mobility systems and wireless platforms. Prologix merged with Datavision in 1999. Prior to Prologix, Mr. Gulian was the Vice President of RF Mobile Solutions from 1994 to 1996. Mr. Gulian was listed in Philadelphia Business Journal’s Top 50 of Who’s Who in Technology for 1998, 2003 and 2004. He earned a Bachelor of Science degree in Information Systems from the Rochester Institute of Technology.

Wayne D. Hoch, 51, joined our Board of Directors in November 2006 and is Chairman of our Audit Committee. Mr. Hoch has over 25 years of domestic and international financial management experience focusing on such areas as U.S. and international accounting standards, financial controls, risk management, internal audit, taxation, financial analysis, and mergers and acquisitions. From 1995 to 2006, Mr. Hoch was Executive Vice President and Chief Financial Officer of GMAC Commercial Holding Corp, now known as Capmark Financial Group, a global commercial real estate financial services firm specializing in lending, mortgage banking, investment and funds management, and servicing. As one of the original members of GMAC Commercial’s executive team, he served as a member of the firm’s Board of Directors, its Executive Committee and as co-chair of its Enterprise Risk Management Committee.  From 1986 to 1995, Mr. Hoch held various senior level corporate accounting and financial management positions at GMAC Residential Mortgage. Prior to joining GMAC Residential Mortgage, he spent seven years (1979-1986) at AmSouth Mortgage Company holding positions in corporate accounting, information technology and internal audit.

Richard D. Hodge, 42, co-founded InfoLogix in 2001, and serves as an Executive Vice President. Mr. Hodge has served as a member of our Board of Directors since November 2006 and as a member of the Board of Directors of InfoLogix Systems Corporation since 2001. Mr. Hodge has an extensive background in executive sales management and development focused on wireless mobility. Prior to the formation of InfoLogix, Mr. Hodge co-founded Prologix, a provider of mobility systems and wireless platforms, in 1996 and, from 1996 to 2001, served as its Executive Vice President. Prologix merged with Datavision in 1999. From 1988 to 1995, Mr. Hodge managed the Eastern sales division for Norand Corporation, a wireless mobility device manufacturer. Mr. Hodge attended Keane College with a concentration in Business Management.

Thomas C. Lynch, 64, joined our Board of Directors in November 2006. He has served as a Senior Vice President of The Staubach Company, a real estate advisory firm, since 2001. From 1995 to 2000, Mr. Lynch served as a Senior Vice President for Safeguard Scientifics, Inc., a public investment firm specializing in expansion financing, management buyout, recapitalization, industry consolidation, and early-stage transactions. While at Safeguard, he served from 1998 to 2000 as President and Chief Operating Officer at CompuCom Systems, a subsidiary of Safeguard. After a 31 year career of Naval service after graduating from the U.S. Naval Academy, he retired with the rank of Rear Admiral in 1995. Mr. Lynch’s Naval service included Chief, Navy Legislative Affairs, command of the Eisenhower Battle Group during Operation Desert Shield, Superintendent of the U.S. Naval Academy from 1991 to 1994 and Director of the Navy Staff in the Pentagon from 1994 to 1995. Mr. Lynch serves as a director on the following boards: Pennsylvania Eastern Technology Council, Epitome Systems, Mikros Communications, Telkonet, USO World Board of Governors and U.S. Naval Academy Foundation. He also serves as a trustee of the U.S. Naval Academy Foundation. Mr. Lynch is a former President of the Valley Forge Historical Society and a former Chairman of the Cradle of Liberty Council, Boy Scouts of America.

Thomas O. Miller, 55, joined our Board of Directors in November 2006. He is currently a principal in Stinsights, Inc., an international management consulting company. Mr. Miller was President of Intermec Technologies, a supply chain information systems provider from 2004 to 2005 and a corporate officer in UNOVA Corporation, Intermec’s parent company, from 2001 to 2006. Mr. Miller also served as Intermec’s Executive Vice President, Global Sales and Marketing from 2001 to 2003 and Senior Vice President, Sales Americas and as Senior Vice President of System and Solutions from 1999 to 2001. From 1982 to 1999, he served in various positions with Norand Corporation including President and Senior Vice President of Sales, Marketing and Operations, helping in the development of Norand’s point-of-sale, wireless and direct story delivery automation businesses and in its 1997 sale to Western Atlas Corporation. From 1996 to 2001, Mr. Miller was a member of the Board of Directors of Eagle Point Software, a NASDAQ listed architecture, civil engineering, and landscaping software company.

Warren V. “Pete” Musser, 80, joined InfoLogix as the Chairman of our Board of Directors in November 2006. Mr. Musser is the founder and CEO of The Musser Group LLC, a strategy consulting firm based in Wayne, Pennsylvania which he started in 2001. Mr. Musser is the founder and former CEO and Chairman of Safeguard Scientifics, Inc., a company that builds value in high-growth, revenue-stage information technology and life sciences businesses. He was a founding investor of QVC, Novell, Compucom Systems, Cambridge Technology Partners, and Internet Capital Group, among other companies. Mr. Musser currently serves on the Board of Directors of Nutrisystems, Inc., Internet Capital Group, Inc., Health Benefits Direct Corporation and Health Advocate, and serves as Chairman of Telkonet, Inc. and Epitome Systems, Inc.  Mr. Musser serves on a variety of civic and charitable boards, including as Co-Chairman of the Eastern Technology Council, Chairman of Economics PA and Vice Chairman of the National Center for the American Revolution.

Jake Steinfeld, 49, joined our Board of Directors in November 2006. Since 1983, Mr. Steinfeld has served as the Chairman of Body by Jake Global LLC. He is the founder of FiT TV, the first 24-hour fitness television network, which was sold to News Corporation in 1998, and, in 2006, founded Exercise TV, the first on-demand fitness television network in partnership with Comcast, Time Warner, and New Balance. Mr. Steinfeld is the Chairman of the California Governor’s Council on Physical Fitness and Sports. He is also the founder of Major League Lacrosse (MLL), the first professional outdoor lacrosse league, and the

“Don’t Quit! Foundation,” A non-profit organization that places fitness centers in inner-city middle schools across the country.

Richard A. Vermeil, 70, joined our board of directors in November 2006. He is the former head coach of the Kansas City Chiefs (2001-2005), St. Louis Rams (1997-1999) and Philadelphia Eagles (1976-1982) of the National Football League (NFL). Mr. Vermeil coached the St. Louis Rams to a victory in Super Bowl XXXIV, is one of just four coaches in NFL history to lead two different teams to the Super Bowl and has twice been named NFL Coach of the Year. He also served as an assistant coach of the Los Angeles Rams from 1969 to 1974 and as the head coach of UCLA from 1974 to 1975. His 1975 UCLA team won the 1976 Rose Bowl. Mr. Vermeil is the only head coach to have won both the Rose Bowl and the Super Bowl. From 1982 to 1997, Mr. Vermeil was a television broadcaster for CBS and ABC. He also is a motivational speaker.

Craig A. Wilensky, 43, co-founded InfoLogix in 2001 and currently serves as an Executive Vice President. Mr. Wilensky has served as a member of our Board of Directors since November 2006 and as a member of the Board of Directors of InfoLogix Systems Corporation since 2001. Mr. Wilensky co-founded Prologix, a provider of mobility systems and wireless platforms, in 1996 and, from 1996 to 2001, served as its Executive Vice President. Prologix merged with Datavision in 1999. From 1990 to 1996, Mr. Wilensky led the efforts of developing new markets for Intermec and Norand Corporation, a pioneer in developing wireless data networks and handheld computers. Mr. Wilensky started his career in engineering and sales at Prime Computer/Computervision in 1986. Mr. Wilensky has a Bachelors Degree in Computer Science from Marist College, Poughkeepsie, NY.

Executive Officers

Set forth below is biographical information concerning the non-director executive officers of InfoLogix, Inc.:

John A. Roberts, 48, was appointed our Chief Financial Officer in September 2006 and our Secretary in November 2006. Mr. Roberts served as Acting Chief Financial Officer and Secretary of Clarient, Inc., a publicly-traded provider of diagnostic laboratory services, from February 2006 until August 2006. Mr. Roberts served as Chief Financial Officer and Secretary of Daou Systems, Inc., a publicly-traded professional services consulting business specializing in healthcare information technology, from 2003 to 2006. Prior to joining Daou Systems, Mr. Roberts served from 2001 to 2002 as the Vice President of Business Development for MEDecision, Inc., a software products company providing medical management solutions for managed care organizations. Prior to that, Mr. Roberts held the position of Senior Vice President of Corporate Development and Chief Financial Officer for HealthOnline, Inc., a provider of web-based community hosting services, from 1999 to 2001,. Mr. Roberts earned a Bachelor of Science and a Master’s degree in Business Administration from the University of Maine.

Thomas E. Kreuzberger, 40, joined InfoLogix in March 2002 and currently serves as the Vice President, e-Learning. Mr. Kreuzberger served as Regional Sales Director for Fujitsu Inc., a publicly-traded provider of specialized mobile devices, from February 2000 until March 2002 focusing on the pharmaceutical market. Prior to Fujitsu, Mr. Kreuzberger served as Senior Vice President, Sales, Proscape Technologies, Inc., a venture based e-detailing and training multimedia development firm, from December 1994 until February 2000. Mr. Kreuzberger earned a Bachelor of Science from Pennsylvania State University and a Masters degree in Business Administration from Villanova University.

Principal Stockholders and Security Ownership of Management

The following table shows the beneficial ownership of InfoLogix common stock for each of our executive officers and directors, persons known to us to beneficially own more than 5% of our common stock and all directors and executive officers as a group as of April 24, 2007.

Name and address of Beneficial Owner	Shares Beneficially Owned(1)(2)	%(3)
David T. Gulian(4)	3,029,150	12.2%
Warren V. Musser(5)	2,758,333	11.2%
Richard D. Hodge(6)	2,604,174	10.7%
Craig A. Wilensky(7)	2,604,174	10.7%
IL Venture Capital LLC(8) 435 Devon Park Drive Wayne, PA 19087	2,120,283	8.8%
Wayne D. Hoch(9)	100,000	*
Jake Steinfeld(10)	75,000	*
Thomas C. Lynch(11)	50,000	*
Richard A. Vermeil(12)	50,000	*
Thomas O. Miller(13)	25,000	*
John A. Roberts	0	*
Thomas E. Kreuzberger	0	*
All directors and executive officers as a group (consists of 11 persons)(14)	11,295,831	42.7%

                 * The percentage of shares beneficially owned does not exceed 1%.

       (1) The numbers of shares set forth in this column are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of April 24, 2007.

       (2) Unless otherwise indicated, each director, executive officer or beneficial owner of 5% or more of our common stock has sole voting and investment power with respect to all such shares of common stock.

       (3) Based on 23,995,663 shares of common stock outstanding as of April 24, 2007.

       (4) Includes 2,279,150 shares owned by Mr. Gulian directly, and 750,000 shares that may be acquired upon the exercise of a warrant held directly by Mr. Gulian.

       (5) Includes 2,083,333 shares owned by Mr. Musser directly, 600,000 shares that may be acquired upon the exercise of a warrant held directly by Mr. Musser, 25,000 shares subject to options exercisable within 60 days of April 24, 2007, and 50,000 shares owned by The Musser Foundation. Mr. Musser is the President and Treasurer of The Musser Foundation.

       (6) Includes 2,229,174 shares owned by Mr. Hodge directly, and 375,000 shares that may be acquired upon the exercise of a warrant held directly by Mr. Hodge.

       (7) Includes 2,229,174 shares owned by Mr. Wilensky directly, and 375,000 shares that may be acquired upon the exercise of a warrant held directly by Mr. Wilensky.

       (8) Includes 36,950 shares owned by the managing member of IL Venture Capital, LLC. The address of IL Venture Capital, LLC is Cira Centre, 2929 Arch Street, 16th Floor, Philadelphia, PA 19104.

       (9) Mr. Hoch owns all 100,000 shares directly. Includes 25,000 shares subject to options exercisable within 60 days of April 24, 2007.

(10) Includes 25,000 shares subject to options exercisable within 60 days of April 24, 2007 that are owned directly by Mr. Steinfeld and 50,000 shares owned by the Jake Steinfeld Delta Trust. Jake Steinfeld is the Trustee of Jake Steinfeld Delta Trust and, therefore, may be deemed to have voting and dispositive power over all of the shares held by Jake Steinfeld Delta Trust.

(11) Mr. Lynch owns all 50,000 shares directly. Includes 25,000 shares subject to options exercisable within 60 days of April 24, 2007.

(12) Mr. Vermeil owns all 50,000 shares directly. Includes 25,000 shares subject to options exercisable within 60 days of April 24, 2007.

(13) Mr. Miller owns all 25,000 shares directly. Includes 25,000 shares subject to options exercisable within 60 days of April 24, 2007.

(14) Includes 2,250,000 shares that may be acquired upon the exercise of options and warrants. The shares that may be acquired upon the exercise of options and warrants are included in the numerator and the denominator for the purpose of calculating the percentage of shares of common stock beneficially owned by the group.

Required Vote

With respect to the election of directors, assuming a quorum is present, the nine nominees receiving the highest number of votes cast at the Annual Meeting will be elected directors. If you mark your proxy as “Withhold Authority” in the election of any of the directors, or if you give specific instructions that no vote be cast in the election of any of the directors, the shares represented by your proxy will not be voted in the election of such director(s), but will count toward the establishment of a quorum. Under the terms of the account agreement between you and your broker, your broker may be permitted to vote your shares on the election of directors even if you do not instruct your broker how to vote.

Board Recommendation

Our Board of Directors recommends that stockholders vote FOR the election of each of the nine nominees for director.

PROPOSAL TWO—
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has selected McGladrey & Pullen, LLP as our independent auditor for 2007. McGladrey & Pullen is a registered public accounting firm. A representative of McGladrey & Pullen is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Although stockholder ratification of our selection of McGladrey & Pullen, LLP as our independent auditor is not required by our by-laws or otherwise, our Board is submitting the selection of McGladrey & Pullen, LLP to our stockholders for ratification as a matter of good corporate practice. Despite ratification, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of InfoLogix.

Required Vote

Assuming a quorum is present, the ratification of the election of McGladrey & Pullen as our independent auditor for 2007 requires the affirmative vote of a majority of the shares present in person or by proxy and casting a vote on this proposal vote “FOR” the proposal. For purposes of the foregoing, abstentions and broker non-votes shall not be deemed to be votes cast, but will count toward the establishment of a quorum.

Board Recommendation

The Audit Committee of our Board of Directors recommends that stockholders vote FOR the ratification of InfoLogix’s selection of McGladrey & Pullen, LLP to perform the audit of our financial statements for 2007.

ADDITIONAL INFORMATION

Executive Compensation

Compensation Discussion and Analysis

Overview

Prior to November 29, 2006, InfoLogix Systems Corporation, a wholly-owned subsidiary of InfoLogix, Inc. was a privately held corporation operating under the name InfoLogix, Inc. On November 29, 2006, InfoLogix Systems Corporation merged with a newly formed subsidiary of New Age Translation, Inc., a company that was subject to reporting requirements of Section 15(d) of the Securities Exchange Act of 1934 and whose stock was quoted on the NASD’s Over-the-Counter Bulletin Board. Subsequent to the merger, New Age Translation changed its name to InfoLogix, Inc. and the corporation that was previously known as InfoLogix, Inc. changed its name to InfoLogix Systems Corporation. All references to “us”, “we”, “our”, or “the Company” refer to InfoLogix, Inc. and its subsidiaries.

In connection with the merger, the Company expanded its Board of Directors and formed several committees of the Board of Directors, including a Compensation Committee. The Compensation Committee is responsible for, among other things, developing and recommending to the Company’s independent directors the compensation for the Company’s President and Chief Executive Officer and reviewing, approving and recommending to the independent directors the compensation for the Company’s senior executive officers (Vice Presidents and above).

This Compensation Discussion and Analysis primarily relates to the compensation of the Company’s named executive officers. This Compensation Discussion and Analysis discusses and analyzes compensation paid to the Company’s named executive officers during 2006, the Company’s current compensation arrangements with its named executive officers (many of which were established prior to the merger referred to above) and how those arrangements are expected to fit within the Company’s compensation policies going forward. The Company’s named executive officers are:  David T. Gulian, Richard D. Hodge, Craig A. Wilensky, John A. Roberts and Thomas E. Kreuzberger.

Compensation Policies and Objectives

Our compensation practices are primarily focused on achieving the following objectives:

•       Establishing a compensation program for our executive officers that is competitive for executive talent in the marketplace in which we compete while maintaining an equitable internal compensation structure;

•       Retaining and motivating our executive officers; and

•       Aligning our corporate and business objectives with the compensation paid to our executive officers.

To achieve these objectives, our compensation program has three primary elements: base salary, a performance based incentive bonus, and stock-based awards. In addition, we provide our executive officers with certain ancillary benefits as part of their total compensation package.

Elements of Compensation

On July 17, 2006, each of Messrs. Gulian, Hodge and Wilensky entered into an employment agreement with the Company. Mr. Roberts entered into an employment agreement upon joining the Company in September 2006. For each named executive officer, the employment agreements form the foundation of each executive officer’s compensation package. Each employment agreement establishes a minimum annual base salary payable to the named executive officer, minimum performance bonuses payable to the named executive officer upon achievement of certain performance targets set by the Board of Directors, and the named executive officer’s right to participate in the Company’s Equity Compensation Plan. Our Compensation Committee and Board of Directors have not yet adopted any formal policy with respect to allocating compensation among cash/non-cash and long-term/currently paid out compensation.

Mr. Kreuzberger is not a party to an employment agreement with the Company that establishes the amount or type of compensation that he receives. The elements of Mr. Kreuzberger’s compensation for 2006 were set by Mr. Gulian, our Chief Executive Officer, in January 2006 and prior to the merger with New Age Translation, Inc. The components of Mr. Kreuzberger’s compensation for 2006 were similar to those of the other named executive officers and consisted of base salary, a monthly bonus that was not based on performance, and an award of stock options.

Base Salary

The employment agreements with the named executive officers establish their minimum annual base salary. Before the employment agreements were entered into in July 2006, the salary for each named executive officer then employed by the Company was determined by the Board of Directors of pre-merger InfoLogix or, in the case of Mr. Kreuzberger, by Mr. Gulian. Base salaries compensate named executive officers directly for their services during the year. Base salaries are set for each named executive officer based primarily on his or her position and responsibility, a review of compensation for similarly situated officers at similarly situated companies, a review of such named executive officer’s compensation versus the Company’s other officers, and the named executive officer’s individual expertise and historical performance.

Base salaries will be reconsidered annually by the Compensation Committee and the Board of Directors, typically in March of each year after the Company’s financial results are known by the Company. Merit based increases to the base salaries of named executive officers will be determined based on comparative overall corporate performance, including objective performance criteria such as the levels of net income, EBITDA and revenues achieved by the Company from year to year and over longer time periods. The Company believes that these criteria are appropriate because they reflect the Company’s current focus on growing its business; including increasing the breadth and depth of its products and customers, while maintaining sound financial performance. In addition, the use of these measurements as a factor in determining salary increases provides an incentive for the Company’s executives to create stockholder value over both the short and long term.

In accordance with our Statement on Corporate Governance, the following criteria will also be considered in evaluating the performance of our Chief Executive Officer when considering merit based salary increases and other compensation awards: (i) the creation of a Company vision and strategy; (ii) the execution of the vision and strategy; (iii) the development of sound long term and annual business plans in support of the approved strategy; (iv) maintenance of consistent values and exemplary conduct; and (v) the development, retention and motivation of an effective executive management team and succession plans for the executive management team.

Bonus

The employment agreement for each named executive officer (other than Mr. Kreuzberger) entitles him to a minimum performance bonus if the Company achieves certain revenue and EBITDA targets or, in the case of Mr. Gulian for the purposes of determining his 2007 bonus, net income targets,  set by the Board of Directors. Performance bonuses are designed to provide incentives to the Company’s named executive officers to achieve outstanding Company performance in the areas that the Company uses to measure its success in executing its growth strategy and overall corporate performance. In a given year, the

Compensation Committee and the Board of Directors may consider the particular circumstances facing the Company when setting target levels of revenue and EBITDA/net income.

Given that 2006 was a transitional year for the Company, no performance targets were established and the Company paid Messrs. Gulian, Hodge and Wilensky the prorated portion of their annual performance bonus for the period from July 17, 2006 through December 31, 2006. In addition, pursuant to their employment agreements, Messrs. Gulian, Hodge and Wilensky were awarded a success bonus as the result of the completion of the merger with New Age Translation, Inc.

Both the Compensation Committee and the full Board of Directors have the ability to award additional incentive compensation at their discretion, which amounts, if any, are paid at the close of the Company’s fiscal year after the Company’s financial results have been certified by the Company’s independent auditors. No additional compensation was awarded by the Compensation Committee or the Board of Directors in 2006.

Equity Compensation

In connection with the merger, the Company adopted the Equity Compensation Plan that was established by, and approved by the stockholders of, New Age Translation, Inc. before the consummation of the merger. The Equity Compensation Plan permits the Compensation Committee to make awards of stock options, stock appreciation rights, restricted stock, restricted share units and other forms of equity awards.  To date, the Company has only awarded stock options under the Equity Compensation Plan.

The Equity Compensation Plan aligns the interests of management and stockholders by providing incentives for management to create stockholder value, while also permitting the Company to maintain a competitive level of total compensation and providing additional opportunities for equity ownership by management.

When considering the number of stock options to be awarded to named executive officers, the Company considers previous equity awards granted to the named executive officers, each named executive officer’s equity interest in the Company, the job duties and responsibilities of each named executive officer, and the overall contribution that the named executive officer made to the Company.

The Company granted stock options to its named executive officers, directors and certain key employees to align their incentives toward the success of the Company. Generally, the Compensation Committee intends to make annual grants of stock options to management and other key employees after the Company’s year end financial results are known by the Company. In addition, the Company may use stock options as an inducement for qualified candidates to accept employment with the Company.

In connection with the closing of the merger, the Company made grants of warrants to purchase common stock to the named executive officers (except for Messrs. Roberts and Kreuzberger) pursuant to their employment agreements with the Company.

Other Compensation

As part of the Company’s total compensation package, Messrs. Gulian, Roberts, Hodge, and Wilensky are also entitled pursuant to their employment agreements to participate in the Company’s medical, dental, life insurance and disability insurance plans and 401(k) plan, a monthly automobile allowance of $1,500 (except for Mr. Roberts who receives $700) and reimbursement for cell phone charges. Mr. Kreuzberger received similar benefits in 2006, including a monthly automobile allowance of $800. The Company believes that these “perquisites” are reasonable and consistent with the objectives of the Company’s compensation program and permit the Company to better compete for executive talent.

Accounting and Tax Implications

Effective January 1, 2006, the Company adopted the provisions of SFAS 123(R), Share-Based Payment, under the modified prospective method. SFAS 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion 25, Accounting for Stock Issued to Employees, and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, the Company is required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. The Compensation Committee has considered the accounting treatment accorded to the Company’s use of options, but that treatment has not been a significant factor in the Compensation Committee’s decisions as to the size and type of awards made to date.

The Company recorded an income tax benefit of $1,336,529 related to the granting of the nonqualified options and warrants.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to executive officers that may be deducted to $1,000,000 per individual (not including “performance based” compensation). In 2006, no named executive officer received compensation that was not deductible pursuant to Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with InfoLogix’s management. Based on the Compensation Committee’s review and discussion of the Compensation Discussion and Analysis with management, the Compensation Committee recommended to the Board of Directors of InfoLogix that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Warren V. Musser, Chair
Jake Steinfeld
Richard A. Vermeil

Summary Compensation Table—2006

The following table shows information concerning the compensation recorded by the Company for the most recent fiscal year paid to the our Chief Executive Officer, Chief Financial Officer and our other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards($)(1)	All Other Compensation($)	Total ($)
David T. Gulian(2) President and Chief Executive Officer	2006	440,029	160,231	1,110,769	33,140	1,744,169
Richard D. Hodge(3) Executive Vice President	2006	424,814	116,923	559,519	34,640	1,135,896
Craig A. Wilensky(4) Executive Vice President	2006	360,368	116,923	559,519	34,544	1,071,354
John A. Roberts(5) Chief Financial Officer	2006	53,750	0	8,269	1,883	63,902
Thomas E. Kreuzberger(6) Vice President eLearning	2006	230,750	2,500	5,513	16,431	255,194

(1)          The amounts shown in the Option Awards column represent the dollar amounts recognized in 2006 for financial statement reporting purposes in connection with options granted to the named executive officers, and warrants awarded to Messrs. Gulian, Hodge and Wilensky, as computed in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123(R)”). For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R) see Note O, “Stock-Based Compensation Expense” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)          The amounts reported for Mr. Gulian in the Salary column represent base salary and commissions, respectively, paid by the Company of $335,239 and $104,790 in 2006. The amounts reported for Mr. Gulian in the All Other Compensation column represent health insurance premiums, life and disability insurance premiums and auto allowance, respectively, paid by the Company of $17,395, $2,245 and $13,500 in 2006.

(3)          The amounts reported for Mr. Hodge in the Salary column represent base salary and commissions, respectively, paid by the Company of $298,123 and $126,691 in 2006. The amounts reported for Mr. Hodge in the All Other Compensation column represent health and disability insurance premiums, life insurance premiums and auto allowance, respectively, paid by the Company of $17,275, $3,865 and $13,500 in 2006.

(4)          The amounts reported for Mr. Wilensky in the Salary column represent base salary and commissions, respectively, paid by the Company of $298,123 and $62,245 in 2006.The amounts reported for Mr. Wilensky in the All Other Compensation column represent health insurance premiums, life and disability insurance premiums and auto allowance, respectively, paid by the Company of $17,395, $3,649 and $13,500 in 2006.

(5)          The amounts reported for Mr. Roberts in the All Other Compensation column represent health and disability insurance premiums and auto allowance, respectively, paid by the Company of $483 and $1,400 in 2006. Mr. Roberts joined the Company in September 2006.

(6)          The amounts reported for Mr. Kreuzberger in the Salary column represent base salary and commissions, respectively, paid by the Company of $120,000 and $110,750 in 2006. The amounts reported for Mr. Kreuzberger in the All Other Compensation column represent health and disability insurance premiums and auto allowance, respectively, paid by the Company of $6,831 and $9,600 in 2006.

Employment Agreements

David T. Gulian.   We entered into an employment agreement with David T. Gulian, as our President and Chief Executive Officer, in July 2006. Under this agreement, Mr. Gulian agreed to act as our President and Chief Executive Officer, under the supervision of our Board of Directors, and to perform such duties and to have such authority consistent with his position as may from time to time be specified by our Board of Directors. The term of Mr. Gulian’s employment continues until December 31, 2008, unless terminated earlier. As compensation for his services pursuant to the employment agreement, we pay Mr. Gulian a base salary equal to $335,000 per year, or at such higher annual rate as our Board of Directors shall determine in its sole discretion. In addition, Mr. Gulian is entitled to receive an annual bonus of a minimum of $147,000 for fiscal years ending December 31, 2006 and 2007 (with the incentive compensation for the fiscal year ending December 31, 2008 to be set by our board of directors), based upon our achievement of certain revenue and EBITDA/Net Income targets. Under his employment agreement, Mr. Gulian received a one-time bonus of $115,000 and 750,000 warrants to purchase our common stock at an exercise price of $2.00 per share as a result of the consummation of the merger with New Age Translation, Inc. in 2006. Pursuant to Mr. Gulian’s employment agreement, we have obtained a long-term disability insurance policy for Mr. Gulian and pay all premiums on this policy. Mr. Gulian was also granted options to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share.

John A. Roberts.   We entered into an employment agreement with John A. Roberts, as our Chief Financial Officer, in September 2006. Under this agreement, Mr. Roberts agreed to act as our Chief Financial Officer, under the supervision of our Chief Executive Officer, and to perform such duties and to have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer. The term of Mr. Roberts’ employment continues until December 31, 2008, unless terminated earlier. As compensation for his services pursuant to the employment agreement, we pay Mr. Roberts a base salary equal to $215,000 per year or at such higher annual rate as our Board of Directors shall determine in its sole discretion. In addition, Mr. Roberts is entitled to receive annual incentive compensation of 30% to 35% of his base salary based on the achievement of certain goals and performance targets set by our Board of Directors. Mr. Roberts was also granted options to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share, and he is eligible to receive stock option grants and/or other long-term or equity compensation from time to time in the discretion of our Board of Directors consistent with our long-term and equity compensation plans. Pursuant to Mr. Roberts’ employment agreement, we have agreed to obtain a long-term disability insurance policy for Mr. Roberts and pay all premiums on this policy.

Richard D. Hodge.   We entered into an employment agreement with Richard D. Hodge, as an Executive Vice President, in July 2006. Under this agreement, Mr. Hodge agreed to continue acting as Executive Vice President, under the supervision of our Chief Executive Officer, and to perform such duties and to have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer. The term of Mr. Hodge’s employment agreement continues until December 31, 2008, unless terminated earlier. As compensation for his services pursuant to the employment agreement, we pay Mr. Hodge a salary equal to $295,000 per year. In addition, Mr. Hodge is entitled to receive an annual bonus of up to $120,000, based upon our achievement of certain revenue and EBITDA targets. Mr. Hodge received a one-time bonus of $80,000 and 375,000 warrants to purchase our common stock at an exercise price of $2.00 per share as a result of the consummation of the merger with New Age Translation, Inc. in 2006. Pursuant to Mr. Hodge’s employment agreement, we have agreed to obtain a long-term disability insurance policy for Mr. Hodge and pay all premiums on this policy. Mr. Hodge was also granted options to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share.

Craig A. Wilensky.   We entered into an employment agreement with Craig A. Wilensky, as an Executive Vice President, in July 2006. Under this agreement, Mr. Wilensky agreed to continue acting as an Executive Vice President, under the supervision of our Chief Executive Officer, and to perform such duties and to have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer. The term of Mr. Wilensky’s employment agreement continues until December 31, 2008, unless terminated earlier. As compensation for his services pursuant to the employment agreement, we pay Mr. Wilensky a base salary equal to $295,000 per year. In addition, Mr. Wilensky is entitled to receive an annual bonus of up to $120,000, based upon our achievement of certain revenue and EBITDA targets. Mr. Wilensky received a one-time bonus of $80,000 and 375,000 warrants to purchase our common stock at an exercise price of $2.00 per share as a result of the consummation of the merger with New Age Translation, Inc. in 2006. Pursuant to Mr. Wilensky’s employment agreement, we have agreed to obtain a long-term disability insurance policy for Mr. Wilensky and pay all premiums on this policy. Mr. Wilensky was also granted options to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share.

2006 Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made by the Company for the most recent fiscal year to the Company’s Chief Executive Officer, Chief Financial Officer and its other named executive officers.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
David T. Gulian	2006
	11/29/2006	300,000	2.00	1.47
	11/29/2006	750,000	2.00
	Total	1,050,000
Richard D. Hodge	2006
	11/29/2006	300,000	2.00	1.47
	11/29/2006	375,000	2.00
	Total	675,000
Craig A. Wilensky	2006
	11/29/2006	300,000	2.00	1.47
	11/29/2006	375,000	2.00
	Total	675,000
John A. Roberts	2006
	11/29/2006	300,000	2.00	1.47
	Total	300,000
Thomas E. Kreuzberger	2006
	11/29/2006	200,000	2.00	1.47
	Total	200,000

(1)          The amounts shown in the Grant Date Fair Value of Stock and Option Awards column represent the fair value of the awards on the date of grant, as computed in accordance with FAS 123(R). For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see Note O, “Stock-Based Compensation Expense,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Equity Plans—2006 Outstanding Equity Awards at Fiscal Year End

The following table shows information concerning outstanding equity awards at December 31, 2006, including both awards subject to market-based performance conditions and non-performance-based awards, made by InfoLogix to our Chief Executive Officer, Chief Financial Officer and our other named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
David T. Gulian	300,000	(1)	2.00	11/29/2016
	750,000	(2)	2.00	11/29/2011
Richard D. Hodge	300,000	(1)	2.00	11/29/2016
	375,000	(3)	2.00	11/29/2011
Craig A. Wilensky	300,000	(1)	2.00	11/29/2016
	375,000	(3)	2.00	11/29/2011
John A. Roberts	300,000	(1)	2.00	11/29/2016
Thomas E. Kreuzberger	300,000	(1)	2.00	11/29/2016

(1)          Represents options vesting in equal annual installments over four years on November 29 of each year beginning on November 29, 2007.

(2)          Represents warrants vesting 25% on November 29, 2007 and 21,875 shares monthly thereafter until all shares are fully vested.

(3)          Represents warrants vesting 25% on November 29, 2007 and 7,812.5 shares monthly thereafter until all shares are fully vested.

Potential Payments Upon Termination or Change of Control

Following is a summary of the arrangements that provide for payment to certain of our named executive officers at, following or in connection with any termination, including resignation, severance, retirement or constructive termination or in connection with a change of control or a change in the named executive officer’s responsibilities. Mr. Kreuzberger is not a party to any severance or other arrangement with respect to the termination of his employment.

David T. Gulian, John A. Roberts, Richard D. Hodge, Craig A. Wilensky

Termination by Us for Disability or Other than for Cause.   If we terminate the employment agreement of David T. Gulian, John A. Roberts, Richard D. Hodge or Craig A. Wilensky (each, an “Executive”) for a reason other than for “Cause,” which is defined to include, among other things, an act of fraud or misappropriation relating to or involving the Company, violation of a direction of the Company or any material violation of any rule, regulation, policy or plan established by us if such violation is not remedied by the Executive within 30 days of Executive’s receipt of notice from us, a willful and deliberate material violation of Executive’s employment agreement that is not remedied by the Executive within 15 days of Executive’s receipt of notice from us, disclosure or use of our confidential information other than in connection with the performance of his duties under Executive’s employment agreement, indictment or conviction for a crime constituting a felony, and the abuse of alcohol or any unlawful controlled substance that interferes materially with the performance of the Executive’s duties, or if an Executive becomes disabled and we terminate Executive’s employment, then:

•       we will pay to him:

•        in the case of Messrs. Gulian, Hodge, and Wilensky, if prior to the first anniversary of the employment agreement, Executive’s monthly base salary for a period of 18 months following termination plus all earned and unpaid commissions and bonuses; or

•        in the case of Messrs. Gulian, Hodge, and Wilensky, if after the first anniversary of the employment agreement, or in the case of Mr. Roberts, in connection with a termination of his employment for a reason other than Cause at any time, Executive’s monthly base salary for a period of 12 months following termination plus all earned and unpaid commissions and bonuses; and

•       he will continue to receive medical benefits to the extent then in effect, until the earlier of (i) one year following the termination date or (ii) upon receipt by Executive of comparable benefits from another source;

•       in the case of termination other than Cause, any stock options will remain exercisable until the earlier of 3 months following the termination date or the scheduled expiration date; and

•       in the case of termination after a disability, any stock options will remain exercisable until the earlier of one year following termination or the scheduled expiration date.

Termination by Us for Cause.   If we terminate Mr. Gulian’s employment for Cause, then we will pay to him all earned but unpaid amounts under the employment agreement through the date of termination. If we terminate either Messrs. Hodge or Wilensky for Cause, we will pay to them their monthly base salary for a period of six months following termination plus all earned and unpaid commissions and bonuses and they will continue to receive medical benefits to the extent then in effect, until the earlier of (i) one year following the termination date or (ii) upon receipt by Executive of comparable benefits from another source.

Death.   If the Executive dies during the term of his employment agreement, then:

•       we will pay to him all earned but unpaid amounts under the employment agreement; and

•       any stock options will remain exercisable until the earlier of (i) one year after the death of the Executive or (ii) the scheduled expiration date of the share option.

Termination by Mr. Roberts for Good Reason.   If Mr. Roberts terminates his employment for “Good Reason,” which includes (i) his assignment to a position, title, responsibilities or duties of a materially lesser status or degree of responsibility than those of Chief Financial Officer or his removal as an executive officer of the Company, (ii) a reduction in his base salary or bonus opportunity except in conjunction with a reduction that applies to senior executives of the Company generally or (iii) our requiring Mr. Roberts to report to an officer other than our Chief Executive Officer, then:

•       we will pay to him his monthly base salary for a period of 12 months following termination plus all earned and unpaid commissions and bonuses; and

•       he will continue to receive medical benefits to the extent then in effect, until the earlier of (i) one year following the termination date or (ii) upon receipt by Executive of comparable benefits from another source.

Assuming each Executive’s employment was terminated without cause or in connection with a disability, and in the case of Mr. Roberts, for Good Reason, on December 31, 2006, such payments and benefits would have had an estimated value of:

	Salary ($)	Bonus ($)	Other ($)(1)
David T. Gulian	$502,500	$0	$23,730
John A. Roberts	$215,000	$0	$3,756
Richard D. Hodge	$442,500	$0	$23,730
Craig A. Wilensky	$442,500	$0	$23,730

(1)          Consists of medical benefits for one year after the assumed December 31, 2006 termination date.

2006 Director Compensation

Each director who is not an officer of the Company received $1,250 per Board of Directors or committee meeting in which the director participated attended in person. Upon first becoming a director, each non-employee director received a grant of an option to purchase 50,000 shares. Fifty percent of such options vest on the six month anniversary of the date of grant. The remaining 50% vest pro rata over the next 18 month period. Beginning in 2007, the Chairman of our Board of Directors and the Chairman of our Audit Committee will each receive an annual retainer of $30,000, while each other non-employee director will receive an annual retainer of $20,000. Also beginning in 2007, each non-employee director will receive a fee of $1,000 for each meeting of our Board of Directors or any committee of our Board of Directors of which the director is a member attended.

The following table summarizes the fees and other compensation earned by our directors for their service on our board of directors and any committees of the board of directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	All Other Compensation ($)		Total ($)
Warren V. Musser	1,250	5,819	1,273,420	(2)	1,280,489
Wayne D. Hoch	1,250	5,819			7,069
Thomas C. Lynch	1,250	5,819			7,069
Thomas O. Miller	1,250	5,819			7,069
Jake Steinfeld	1,250	5,819			7,069
Richard A. Vermeil	1,250	5,819			7,069

(1)          The amounts reported in the Stock Awards column represent the dollar amounts recognized in 2006 for financial statement reporting purposes, as computed in accordance with FAS 123(R). For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see Note O, “Stock-Based Compensation Expense,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The following table sets forth the aggregate number of options held by each InfoLogix director as of December 31, 2006:

Name	Exercisable Options
Warren V. Musser	50,000	(a)
Wayne D. Hoch	50,000
Thomas C. Lynch	50,000
Thomas O. Miller	50,000
Jake Steinfeld	50,000
Richard A. Vermeil	50,000

(a)          Does not include 600,000 shares that may be obtained upon exercise of a warrant granted to Mr. Musser at an exercise price of $2.00 per share.

(2)          Includes a $1,000,000 consulting fee paid to The Musser Group for services rendered during 2006. Also includes $273,420 representing the dollar amounts recognized in 2006 for financial statement reporting purposes, as computed in accordance with FAS 123(R), in connection with warrants that were issued to Mr. Musser for consulting services rendered during 2006. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see Note O, “Stock-Based Compensation Expense,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. For more information, please see “Related Party Transactions” beginning on page 27 of this Proxy Statement.

Equity Compensation Plans

The following table summarizes our equity compensation plans as of December 31, 2006:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by stockholders	2,112,000		$2.00	1,748,000
Equity compensation plans not approved by stockholders	2,650,000	(2)	$2.00	—
Total	4,762,000		$2.00	1,748,000

(1)          Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights.”

(2)          Represents shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

Board Matters

Our Board of Directors has standing Compensation, Audit, and Nominating and Governance Committees.

Compensation Committee

The Compensation Committee is comprised of Warren V. Musser (Chairman), Jake Steinfeld, and Richard A. Vermeil. The principal duties of the Compensation Committee are to review and approve goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, to set the annual and long term compensation of our executive officers in accordance with those goals and objectives and in light of existing agreements, to make recommendations to our Board of Directors regarding incentive compensation and equity-based plans, and to administer these plans. The Compensation Committee may form, and delegate its all or any portion of its functions to, a subcommittee consisting of one or more of its members.

The Compensation Committee met one time during 2006. Meeting agendas are set by the Chairman. The Compensation Committee considers the recommendations of our Chief Executive Officer in establishing compensation for the named executive officers and invited our Chief Executive Officer to participate in its meeting to discuss the compensation of our named executive officers (other than the Chief Executive Officer).

The Compensation Committee has the exclusive authority to retain and terminate executive compensation consultants that assist in the evaluation of director or executive officer compensation. To date, the Compensation Committee has not engaged a compensation consultant to assist it in setting executive officer or director compensation.

Audit Committee

The Audit Committee, which is comprised of Wayne D. Hoch (Chairman), Thomas O. Miller, and Thomas C. Lynch met one time during 2006. The principal duties of the Audit Committee are to oversee our accounting and financial reporting processes and the audit of our financial statements, to select and retain independent auditors, to review with management and the independent auditors our annual financial statements and related footnotes, to review our internal audit activities, to review with the independent auditors the planned scope and results of the annual audit and their reports and recommendations, and to oversee management’s maintenance of, and review with the independent auditors matters relating to, our system of internal controls.

Nominating and Governance Committee

The Nominating and Governance Committee, which is comprised of Thomas C. Lynch, Wayne D. Hoch, and Richard A. Vermeil, met one time during 2006. The principal duties of the Nominating and Governance Committee are to identify individuals qualified to become directors of InfoLogix, recommend director nominees and director committee appointments to our Board of Directors, develop and recommend a set of governance principles applicable to InfoLogix and oversee the evaluation of the performance of our Board of Directors and management.

The Nominating and Governance Committee chooses candidates for the office of director without regard to sex, race, religion, or national origin, and its charter specifies the following factors and criteria by which a committee-recommended nominee will be evaluated: personal and professional integrity, sound judgment and forthrightness; sufficient time and energy to devote to the affairs of InfoLogix; a willingness to challenge and stimulate management and work as part of a team; range of background and experience; ability to meet the independence standards of the exchange on which Infologix trades; expertise and experience relevant to our business; and whether the director or nominee for director is free from potential conflicts of interest. The Nominating and Governance Committee does not solicit recommendations from stockholders regarding director nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess the candidates’ qualifications, along with confirmation of the candidates’ consent to serve as a Director if elected. Such recommendations should be sent care of John A. Roberts, Secretary of the Corporation, 101 E. County Line Road, Suite 210, Hatboro, Pennsylvania, 19040. Any recommendation received from stockholders after January 1 of any year will not be considered until the following year. In addition to considering candidates recommended by stockholders, the Nominating and Governance Committee considers potential candidates recommended by our current directors and officers, and is authorized to utilize independent search firms to assist in identifying candidates. The Nominating and Governance Committee screens all candidates in the same manner regardless of the source of the recommendation, but only stockholder recommendations are subject to the January 1 deadline for submission for consideration in any given year. In each case, the committee reviews a recommended candidate in light of the factors and criteria outlined above to determine whether a recommended candidate possesses the qualities and skills to serve as a director of InfoLogix and whether requesting additional information or an interview is appropriate.

Communicating with the Board of Directors

Any interested party wishing to communicate with our Board of Directors, the non-employee directors, or any individual InfoLogix director on a confidential basis may do so in writing addressed, as applicable, to our Board of Directors, the non-employee directors, or the individual director and sent care of John A. Roberts, Secretary of the Corporation, 101 E. County Line Road, Suite 210, Hatboro, Pennsylvania, 19040. Our Secretary will review any such communication and will deliver all such communications to the addressee.

Meetings of the Board of Directors

The Board of Directors met one time in 2006. All of the directors attended at least 75% of Board and applicable committee meetings in 2006.

Corporate Governance

InfoLogix’s statement on corporate governance, code of business conduct and ethics for directors, officers and employees and the governing charters for the Audit, Nominating and Governance, and Compensation Committees of our Board of Directors are available free of charge on our website at www.infologixsys.com, as well as in print to any shareholder upon request. Our Board of Directors and Nominating and Governance Committee regularly review corporate governance developments and modify these guidelines, codes, and charters as warranted. Any modifications are reflected on our website.

More than half of the members of our Board of Directors are independent directors. For a director to be considered independent, our Board of Directors must determine that the director does not have any direct or indirect material relationship with us. Our Board of Directors has established guidelines to assist it in determining Director independence. The guidelines that our Board of Directors uses to determine whether a Director is independent specify that:

1.                A director will not be deemed independent if, within the previous five years: (i) the director was employed by us; (ii) someone in the director’s immediate family was employed by us as an officer; (iii) the director was employed by or affiliated with us present or former independent auditors; (iv) someone in the director’s immediate family was employed or affiliated with our present or former independent auditors as an officer, partner, principal or manager; and (v) the director or someone in her/his immediate family was employed as an executive with another entity that concurrently has or had as a member of its compensation (or equivalent) committee of the board of directors any of our executive officers.

2.                The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) the director or any of his or her immediate family members accept payment (including political contributions and payments pursuant to personal services or consulting contracts) directly or indirectly from us, an affiliate of the Company, the Chairperson, Chief Executive Officer or other executive officer, other than for service as a member of our Board of Directors or a committee of our Board of Directors, of less than $60,000 during the current year; and (ii) the director is a partner in, or an executive officer or a stockholder owning less than 10% of, any for profit or not for profit organization to which we made or from which we receive payments (other than those arising solely from investments in our securities) that are less than 5% of our or the organization’s consolidated gross revenues or $200,000, whichever is greater, in the current year or in any of the past three years.

3.                For relationships not covered by the objective independence guidelines in paragraph 2 above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who clearly satisfy the objective independence guidelines set forth in paragraphs 1 and 2 above.

Our Board of Directors has determined that the following five members of our nine member Board of Directors satisfy our independence guidelines:  Wayne D. Hoch, Thomas C. Lynch, Thomas O. Miller, Jake Steinfeld, and Richard A. Vermeil. The Company believes that each of Wayne D. Hoch, Thomas C. Lynch, Thomas O. Miller, Jake Steinfeld, and Richard A. Vermeil satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.

All members of the Compensation Committee, Audit Committee, and Nominating and Governance Committee of our Board of Directors are independent directors, other than Warren V. Musser, the Chairman of our Compensation Committee. Members of the Audit Committee must also, and do, satisfy additional Securities and Exchange Commission independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory, or other compensatory fee from us or any of our subsidiaries other than compensation for serving on our Board of Directors or on its committees.

Related Party Transaction Policy

We review all transactions and proposed transactions between the Company and our directors, executive officers and 5% stockholders and their immediate family members (each a “related person”) in order to determine whether the related persons have a direct or indirect material interest in these transactions. If we determine that a related person has a material interest in a transaction with the Company and the amount involved in the transaction exceeds $120,000, the transaction is submitted to the Audit Committee of our Board of Directors for its review and approval. The Charter of our Audit Committee designates the Audit Committee as the committee of our Board of Directors responsible for reviewing and approving all proposed related party transactions. Based on its consideration of all relevant facts and circumstances, the Audit Committee will determine whether to approve the transaction. The review of all related party transactions by the Audit Committee is in addition to review and approval by the full Board of Directors and approval by the Audit Committee will not by itself be sufficient to authorize any related party transaction.

Other than the designation of the Audit Committee as the committee responsible for the review and approval of related party transactions, the policies and procedures with respect to the review and approval of related party transactions has not been formally documented by our Board of Directors. The transactions described under “Related Party Transactions” on page 27 of this Proxy Statement were not reviewed or approved by the Audit Committee of our Board of Directors because each of the transactions reported were entered into before our Audit Committee was constituted. Each of the transactions reported were considered and approved by the Board of Directors of InfoLogix, Inc. prior to the consummation of the merger with New Age Translation, Inc.

Related Party Transactions

Advisory Agreement with Warren V. Musser

On July 17, 2006, we entered into an advisory agreement with Warren V. Musser, our Chairman and stockholder, pursuant to which Mr. Musser and his associates provided consulting services to the Company. His consulting advice and activities included assisting management in evaluating strategic opportunities, identifying qualified candidates to serve as members of our board of directors. In consideration for his services, Mr. Musser or his designees received $1,000,000 in cash from the proceeds of the private placement and warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $2.00 per share, with a term of 5 years. Mr. Musser has transferred the right to warrants to purchase 400,000 shares of our common stock to certain individuals. The advisory agreement terminated on November 29, 2006 upon the consummation of the merger between the Company and New Age Translation, Inc.

Participation in Private Placement

On November 29, 2006 we completed a private placement of 8,500,000 shares of our common stock. Peter U. Musser purchased 300,000 shares of common stock in the private placement at a purchase price of $2.00 per share. Peter U. Musser is Warren V. Musser’s son.

Corrugated Service Corp., d/b/a Amtech

In July 2006, we entered into a consulting agreement with Corrugated Service Corp. which does business as Amtech and is owned by Cosmo T. DeNicola, a director of InfoLogix prior to the merger with New Age Translation, Inc. The consulting agreement became effective upon consummation of the merger between InfoLogix and New Age Translation, Inc. on November 29, 2006 and continues until December 31, 2008.

Pursuant to the consulting agreement, Amtech provides certain software development consulting services to us for our products, projects and customer deliverables. In consideration of Amtech’s services, we pay Amtech a monthly fee equal to $14,500 per month for calendar year 2006, $15,500 per month for calendar year 2007 and $16,500 per month for calendar year 2008. In 2006, we paid Amtech approximately $158,000 for services provided under the consulting agreement.

Futura Services, Inc.

In July 2006, we entered into a services agreement with Futura Services, Inc., which is owned by the wife of Cosmo T. DeNicola, a director of InfoLogix prior to the merger with New Age Translation, Inc.  The agreement was amended in October 2006. The services agreement grants Futura the exclusive right to provide certain outsourcing services and functions to support certain equipment that is used in our business until the earlier of the termination of the agreement or the fulfillment by Futura of purchase orders in the amount of $700,000 for any calendar year during the term of the agreement, after which point, we may use other providers to perform the services for the balance of such calendar year. In consideration of the services provided by Futura, we pay Futura either a fixed fee or a fee based on a percentage of the revenue generated by the equipment for which Futura is providing support services. The type of fee (fixed or percentage) depends on the equipment for which Futura is providing its services. Fees based on a percentage of revenue typically range from 40% to 55% of revenue collected by the Company from such equipment. In 2006, we paid Futura approximately $1.2 million for services provided under this agreement.

Futura’s liability for damages is limited to the aggregate compensation actually received by Futura under any applicable purchase order, except in the event of any liability arising from a breach of Futura’s confidentiality obligations, Futura’s gross negligence or willful misconduct or to the extent contrary to the laws of any applicable jurisdiction.

The term of the services agreement commenced upon the consummation of the merger between InfoLogix and New Age Translation, Inc. on November 29, 2006 and will continue until December 31, 2011, unless terminated earlier. The agreement may be terminated (i) by either party if the other party breaches the agreement and fails to cure such breach within 60 days of receipt of notice thereof, (ii) by either party upon the bankruptcy of the other party, (iii) by Futura if fees in excess of $100,000 remain due and unpaid for 90 days or more, or (iv) by us for any reason upon 45 days prior written notice to Futura. If Futura terminates the agreement as a result of our breach, or we terminate the agreement as a result of Futura’s breach or for no reason, we are required (x) to pay Futura a termination fee of $700,000 and (y) to sublease up to 10,000 square feet at Futura’s option of Futura’s office space in Fort Washington, Pennsylvania for the remaining term of Futura’s lease with the landlord. The rental term of Futura’s lease is 66 months and began on October 15, 2006. The current minimum monthly rent under the lease is approximately $9,256 for 22,215 square feet of office space. The minimum monthly rent increases to approximately $35,321 on the six month anniversary of the commencement of the rental term and thereafter increases approximately $925 on October 15 of each year of the rental term.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was during 2006 an employee, or is or ever has been an officer, of InfoLogix or its subsidiaries. No executive officer of InfoLogix served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board of Directors or Compensation Committee.

Warren V. Musser, the Chairman of our Board of Directors and our Compensation Committee, and certain of his immediate family members engaged in transactions with the Company in 2006 involving amounts greater than $120,000. See “Related Party Transactions” beginning on page 27 for further details regarding these transactions. Each of the agreements documenting these related party transactions were entered into prior to Mr. Musser’s appointment to our Board of Directors and our Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is not registered under Section 12 of the Securities Exchange Act of 1934. Therefore, our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) are not required to file reports of ownership and changes in ownership with the Securities and Exchange Commission or to furnish us with copies of these reports under Section 16(a) of the Securities Exchange Act of 1934.

Audit Committee Report

The Audit Committee of our Board of Directors is governed by a charter approved and adopted by InfoLogix on March 13, 2007. InfoLogix’s Board of Directors has determined that all of the members of the Audit Committee are independent based on InfoLogix’s own independence guidelines. Each member of the committee also meets the SEC’s additional independence requirements for audit committee members. In addition, InfoLogix’s Board of Directors has determined that Wayne D. Hoch is an “audit committee financial expert,” as defined by SEC rules.

InfoLogix’s management has primary responsibility for InfoLogix’s financial statements. Asher & Company, Ltd., InfoLogix’s registered independent auditor for 2006, is responsible for expressing an opinion on the conformity of InfoLogix’s audited financial statements with generally accepted accounting principles. Before InfoLogix’s Annual Report on Form 10-K for the year ended December 31, 2006 was filed with the SEC, the Audit Committee reviewed and discussed with management and Asher & Company the audited financial statements of InfoLogix for the year ended December 31, 2006, which included the consolidated balance sheets of InfoLogix as of December 31, 2006 and 2005, the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, and the notes thereto. In connection with this review, the Audit Committee, among other things:

•       made inquiries of InfoLogix’s management and Asher & Company with respect to the reliability and integrity of InfoLogix’s accounting policies and financial reporting practices; and

•       reviewed with Asher & Company its views on the quality of InfoLogix’s implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

The Audit Committee discussed with Asher & Company the matters required to be discussed by SAS 61 (Communications with Audit Committees), as amended, which include, among other items, matters related to the conduct of the audit of InfoLogix’s financial statements. The Audit Committee received written disclosures and the letter from Asher & Company required by Independence Standards Board Standard No. 1, which relates to the accountants’ independence from InfoLogix and its related entities, and has discussed with Asher & Company its independence from InfoLogix.

Based on the review and discussions referred to above, the Audit Committee recommended to InfoLogix’s Board of Directors that InfoLogix’s audited financial statements be included in InfoLogix’s annual report on Form 10-K for the year ended December 31, 2006.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Wayne D. Hoch, Chair

Thomas C. Lynch

Thomas O. Miller

Additional Information Regarding Our Independent Auditors

We retained Asher & Company, Ltd. (“Asher”) in 2006 to audit our consolidated financial statements for the years ended December 31, 2006 and 2005. Asher was also retained, in preparation for the merger with New Age Translation, Inc., to audit the consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. We understand the need for our independent auditor to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of our independent auditor, the Audit Committee of our Board of Directors is preparing a policy related to the pre-approval of all non-audit work to be performed by our independent auditor.

The aggregate fees billed for professional services by Asher in 2006 for their services were:

Type of Fees	2006
Audit Fees	$232,000
Total	$232,000

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees we paid or or were billed by Asher for professional services for the audit of our consolidated financial statements included in our Forms 10-K and 8-K, and for services that are normally provided by the accountant in connection with the review of SEC registration statements and other filings, comfort letters and consents.

We did not engage Asher to provide any non-audit services (audit related services, tax services or other services) during 2006.

Effective March 30, 2007, the Audit Committee dismissed Asher as our principal accountants. Also on March 30, 2007, our Audit Committee appointed McGladrey & Pullen, LLP as its principal accountants.

In connection with the audits of our consolidated financial statements for the fiscal years ended December 31, 2006, and 2005 and the subsequent interim period through March 29, 2007,  there were no (1) disagreements with Asher on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to the satisfaction of Asher, would have caused Asher to make reference in connection with their opinion to the subject matter of the disagreement or (2) reportable events, as that term is  defined in Item 304(a)(1)(v) of Regulation S-K. Further, the audit reports of Asher on our consolidated financial statements and our subsidiaries as of and for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. A representative from Asher is not expected to be present at the Annual Meeting.

During our two most recent fiscal years ended December 31, 2006 and December 31, 2005, and the subsequent interim period through March 29, 2007, we did not consult with McGladrey & Pullen, LLP regarding (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (2) any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation Committee Report,” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that InfoLogix specifically incorporates such information by reference in a filing.

Stockholders’ Proposals

Under SEC rules, certain shareholder proposals may be included in InfoLogix’s proxy statement. Any shareholder desiring to have such a proposal included in our proxy statement for our Annual Meeting of Stockholders to be held in 2008 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to our executive offices by December 31, 2007. Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the proposal must have been received by March 16, 2008, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal. We have not received any such proposal to be submitted from the floor at the upcoming meeting.

By Order of the Board of Directors

John A. Roberts
Secretary

April 30, 2007

Annual Meeting of Stockholders

INFOLOGIX, INC.

May 31, 2007

This Proxy is solicited on behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints David T. Gulian and John A. Roberts, and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all shares of beneficial interest of InfoLogix, Inc. held of record by the undersigned at the close of business on April 24, 2007 at the Annual Meeting of Stockholders to be held on Tuesday, June 12, 2007 and at any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, NO POSTAGE REQUIRED.

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1, AND FOR THE RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN LLP AS INDEPENDENT AUDITOR FOR 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ALL NOMINEES LISTED BELOW AND FOR
PROPOSAL 2.

Vote on Trustees 1. ELECTION OF BOARD OF DIRECTORS:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
NOMINEES:	01) David T. Gulian	06)	Warren V. Musser	☐	☐	☐
	02) Wayne D. Hoch	07)	Jake Steinfeld
	03) Richard D. Hodge	08)	Richard A. Vermeil
	04) Thomas C. Lynch	09)	Craig A. Wilensky
	05) Thomas O. Miller

Vote on Proposal

				For	Against	Abstain
2.	RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN LLP AS INDEPENDENT AUDITOR FOR 2007:			☐	☐	☐

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

AUTHORIZED SIGNATURES - Sign below. This section must be completed for your instructions to be executed.

	Yes	No
Please indicate if you plan to attend this meeting.
	☐	☐

Signature	Date		Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT
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You may vote by telephone or Internet 24 hours a day, 7 days a week. Telephone and Internet voting is available through 11:59 p.m., prevailing time the day before the meeting date. Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.